FinTrust Income and Opportunity Fund 485BPOS

Exhibit 99(g)(10)

Dated: June 13, 2018

EXHIBIT A

TO THE CUSTODY AGREEMENT BETWEEN

360 FUNDS TRUST

AND FIFTH THIRD BANK

June 13th, 2018

Name of Fund	Date

Stringer Growth	04/01/2013
WP Large Cap Income Plus	07/15/2013
Stringer Moderate Growth	03/01/2015
HedgeRow Income & Opportunity	11/01/2015
Crow Point Alternatives	10/13/2017
Crow Point Defined Risk Global Equity	10/13/2017
Crow Point Alternative Income	10/13/2017
Powell Alternative Income Strategies	12/15/2017
Eagle Rock Floating Rate Fund	04/26/2018

By:
Its:	Randy Linscott, President
Date:	06/14/2018

Fifth Third Bank

By:	/s/ Ryan Heinrich

Its:	Vice President